Exhibit 99.1

PAINCARE RECEIVES $14.4 MILLION IN CASH FROM COMPLETED SALE

OF SOUTH FLORIDA AMBULATORY SURGERY CENTERS

ORLANDO, Fla. – (PR NEWSWIRE) – September 5, 2007 – PainCare Holdings, Inc. (AMEX:PRZ), one of the nation’s leading providers of pain-focused medical and surgical solutions and services, today announced that it has successfully closed on the sales of both PSHS Alpha Partners, Ltd., which owns and operates an ambulatory surgery center (ASC) located in Lake Worth, Florida, and The Gables Surgical Center, located in Coral Gables, Florida. The completed sales have provided for the release of approximately $14.4 million in cash to PainCare that was being held in escrow.

On July 16, 2007, PainCare announced that it had entered a Definitive Agreement to sell the Lake Worth ASC to Surgery Partners Holdings, LLC for total consideration of $10 million in cash and an earn-out of up to $2.3 million in accordance with a predetermined cash collection schedule for the ASC. On August 6, 2007, the Company announced that it had entered a Definitive Agreement with Surgery Partners, LLC providing for Surgery Partners to purchase PainCare’s controlling interest in PSHS Beta Partners, Ltd., d/b/a The Gables Surgical Center, for total consideration of $4.4 million.

Randy Lubinsky, Chief Executive Officer of PainCare, stated, “The completion of these sales brings to conclusion a critical element of PainCare’s overall financial and operational restructuring plan. Consequently, the collective financial impact of divesting our ASC operations in both South Florida and Maryland has yielded enough cash to significantly reduce our prevailing debt obligations, and in the process, materially strengthen our financial base. We are very pleased that this arduous, but necessary, ASC divestiture process and is now behind us.”

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is one of the nation’s leading providers of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

Through its wholly owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services. Through Integrated Pain Solutions, the Company is engaged in pioneering the nation’s first managed services organization that offers a multi-disciplinary healthcare network focused on the treatment of pain. For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Suzanne Beranek, APR, Beranek Communications, LLC

407-475-0763 or via email at suzanne@beranekcommunications.com

Investor/Shareholder Relations

Elite Financial Communications Group, LLC

Dodi Handy, President and CEO, or

Daniel Conway, Chief Strategist

407-585-1080 or via email at prz@efcg.net